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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

     [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

                            (Print or Type Response)

                        Copies and All Correspondence to:
                          Brenda Lee Hamilton, Esquire
                         Hamilton, Lehrer & Dargan P.A.
                          2 East Camino Real, Suite 202
                           Boca Raton, Florida 33432
                                 561-416-8956
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1. Name and Address of Reporting Person(*)

                                  Sklar, Gerald E.
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                             (Last) (First) (Middle)

                           2 East Camino Real, Suite 202
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                                    (Street)

                               Boca Raton, FL 33432
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                              (City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

                           Winmax Trading Group, Inc.
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   Not provided
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4. Statement for Month/Year
                                   August 2002

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
         President
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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                       6.
                                                        4.                              5.             Owner-
                                                        Securities Acquired (A) or      Amount of      ship
                                           3.           Disposed of (D)                 Securities     Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                             2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                           Transaction   (Instr. 8)                  (A)             of Month       Indirect   Beneficial
Title of Security            Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                  (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)  (Instr. 4)
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Common Stock                 07/30/02        P           111,634        A    Release of   821,634        D       Not
                                                         Shares              obligation   Shares                 Applicable
                                                                             in the
                                                                             amount of
                                                                             $55,817
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                 9.        10.
                                                                                                 Number    Owner-
                                                                                                 of        ship
           2.                                                                                    Deriv-    Form of
           Conver-                    5.                              7.                         ative     Deriv-   11.
           sion                       Number of                       Title and Amount           Secur-    ative    Nature
           or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
           cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of   Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security   Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3) ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

 /s/ Gerald Sklar                                         August 28, 2002
---------------------------------------------            -----------------------
      (**)Signature of Reporting Person                         Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).
**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.